UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
April 12, 2005

Quiksilver, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-15131 (Commission File Number)	33-0199426 (IRS Employer Identification Number)

15202 Graham Street, Huntington Beach, CA (Address of principal executive offices)		92649 (Zip Code)

Registrant’s telephone number, including area code:
(714) 889-2200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

     Acquisition Agreement

     On April 12, 2005 (the “Signing Date”), Quiksilver, Inc., a Delaware corporation (the “Company”), entered into an acquisition agreement (the “Acquisition Agreement”) with Mr. Laurent Boix-Vives, Ms. Jeannine Boix-Vives, Ms. Christine Simon, Ms. Sylvie Bernard (collectively, the “Controlling Shareholders”) and SDI Société de Services et Développement, a Swiss corporation (together with the Controlling Shareholders, the “Sellers”), to purchase from the Sellers a majority holding of Skis Rossignol S.A., a French corporation (société anonyme) (“Skis Rossignol”), with shares listed on the Eurolist of Euronext Paris (SR), directly and through holding companies, in exchange for cash and shares of common stock of the Company, subject to conditions. The Company announced its planned acquisition of Skis Rossignol in a press release issued on March 22, 2005, filed as Exhibit 99.1 to its Form 8-K filed on March 23, 2005.

     Pursuant to the Acquisition Agreement and certain ancillary agreements, on the Signing Date the Company effectively became sole general partner (associé commandité) and manager (gérant) of Ski Expansion, a French general partnership limited with shares (société en commandite par actions) (the “Holding Company”). The Holding Company directly and indirectly owns 4,784,979 common shares of Skis Rossignol, representing 38.43% of the shares and 49.84% of the voting rights of Skis Rossignol as of April 4, 2005. Also on the Signing Date, those Controlling Shareholders who had been general partners and managers of the Holding Company withdrew as general partners and resigned as managers of the Holding Company.

     Also pursuant to the Acquisition Agreement, upon the earlier of (i) the date of settlement-delivery of the tender offer for the publicly held shares of Skis Rossignol contemplated by the Acquisition Agreement, and (ii) July 19, 2005, subject to regulatory approvals (such date, the “Closing Date”):

•	the Company will acquire from the Sellers an aggregate of 361,989 common shares of the Holding Company (the “Initial Holding Company Shares”);

•	Skis Rossignol, which will then be controlled by the Company, will acquire from the Sellers all shares of Skis Rossignol’s subsidiaries held by the Sellers (other than shares of Roger Cleveland Golf Company, Inc., a California corporation (“Roger Cleveland”));

•	the Controlling Shareholders will transfer 749,958 shares of Skis Rossignol (the “Residual Shares”) which they own directly to the Holding Company; and

•	the Holding Company will issue new shares to the Controlling Shareholders, and the Controlling Shareholders will transfer to the Company 76,518 common shares of the Holding Company acquired pursuant to this capital increase.

     As a result of the foregoing transactions, on the Closing Date the Company will own 100% of the common shares of the Holding Company and the Holding Company will own 44.46% of the share capital of Skis Rossignol. The Controlling Shareholders will retain an interest in the Holding Company in the form of 146,167 restricted shares representing 25% of the share capital of the Holding Company to secure the payment of the purchase price of the shares of the Holding Company by the Company pursuant to the Acquisition Agreement. The Acquisition Agreement contemplates that the shares in the Holding Company retained by the Controlling Shareholders will be transferred to the Company within five years of the Signing Date through a series of put options held by the Controlling Shareholders and call options held by the Company set forth in a shareholders’ agreement, dated April 12, 2005, between the Company and the Controlling Shareholders (the “Holding Company Shareholders’ Agreement”). The Holding Company shares retained by the Controlling Shareholders will be pledged for the benefit of the Company to secure the call options held by the Company.

     The Company will pay to the Sellers €181.20 per Holding Company common share, subject to adjustment based upon the net cash position of the Holding Company as of the Signing Date, to be paid 70% in cash and 30% in shares of common stock of the Company to be issued by the Company based upon the closing price of $28.99 per share on the New York Stock Exchange on April 12, 2005, which would represent approximately 1,075,000 shares of the Company's common stock. Alternatively, upon agreement of the parties, the 30% of the consideration to be paid in stock may instead be paid in cash, which the Sellers would be obligated to use all or a portion of to purchase shares of the Company’s common stock in open market or privately regulated transactions, in each case in accordance with applicable laws. The Sellers will be prohibited from selling the shares of common stock of the Company that they receive in the transaction for a period of three years from the Closing Date. On the Signing Date, the Sellers deposited into escrow the Initial Holding Company Shares, and the Company paid the Sellers a portion of the purchase price for those shares and deposited into escrow the remainder of the purchase price for those shares; such shares and cash to be released from escrow on the Closing Date.

     Pursuant to the Acquisition Agreement, upon obtaining necessary regulatory approvals in France and the United States the Company will commence a cash tender offer to purchase all the outstanding shares of Skis Rossignol not owned by the Holding Company (the “Tender Offer”). The Company will offer to pay €19 per Skis Rossignol share in the Tender Offer. Assuming all such shares are tendered and all of the transactions contemplated above are consummated, as of the Closing Date, the Company will have paid under the Acquisition Agreement total cash consideration of approximately €187 million and issued the shares of Company common stock discussed above.

     The Acquisition Agreement requires the Sellers to cause Skis Rossignol and its subsidiaries (i) to manage their business in the normal course consistent with past practice between the Signing Date and the Closing Date, and (ii) to refrain from taking a number of corporate acts during that time without the consent of the Company. The Sellers have agreed to indemnify the Company for breaches of representations and warranties in the Acquisition Agreement for a period of three years from the Signing Date. In the event that the Sellers breach their obligations under the Acquisition Agreement by tendering their Residual Shares to a competing bidder for Skis Rossignol shares or by transferring any shares or other rights in Skis Rossignol or the Holding Company to any person other than the Company or the Holding Company, the Sellers are obligated to pay to the Company one-third of the pre-tax capital gains they receive from such sale. The Company has agreed to pay to the Sellers one-third of any pre-tax capital gains it would indirectly receive if it causes the Holding Company to tender the Skis Rossignol shares it owns to a competing bidder.

     After the Closing Date, Quiksilver, Inc. and Skis Rossignol will carry out their common activities under the name “Quiksilver-Rossignol”.

     In connection with the transactions contemplated by the Acquisition Agreement, the Company’s board of directors will propose to the Company’s shareholders Mr. Laurent Boix-Vives for election as a director of the Company. In addition, pursuant to a consulting agreement dated April 12, 2005 between the Company and Controlling Shareholders, the Controlling Shareholders will provide advisory and consulting services to the Company for a period of five years following the Closing Date, including with respect to the branding and marketing strategy of Skis Rossignol and its subsidiaries, their relations with the press, distributors, customers and local representatives, as well as the organization of the 2006 Winter Olympic Games in Italy and the 100th anniversary of the Rossignol brand in 2007. The aggregate consideration payable to the Controlling Shareholders for such services over the five year period is approximately €3,900,000.

     The obligations of the parties to proceed with the actions to take place on the Closing Date is contingent upon receipt of all necessary regulatory approvals in France and the United States, including approvals under applicable antitrust laws. The Company and Skis Rossignol intend to make filings under applicable antitrust laws with the United States Department of Justice and Federal Trade Commission, and with the General Directorate for Competition, Consumer Policy and Repression of Fraud of the French Ministry for the Economy. The Company cannot complete the transactions contemplated under the Acquisition Agreement until the applicable waiting periods associated with those filings, including any extension of those waiting periods, have expired or been terminated and applicable clearances have been obtained. No assurances can be given as to all such clearances being obtained in a timely manner, or at all.

     Holding Company Shareholders’ Agreement

     The Holding Company Shareholders’ Agreement sets forth the respective rights of the Company and the Controlling Shareholders in the Holding Company. Pursuant to the Holding Company Shareholders’ Agreement, the Controlling Shareholders agree (i) not to interfere in the management of the Holding Company except through the exercise of the limited voting rights attaching to their shares, (ii) not to vote their shares except in the interest of the Holding Company and after consulting with the Company, and (iii) to vote in favor of resolutions supported by the Company. The Controlling Shareholders are entitled to receive dividends declared by the Holding Company in respect of their shares, in proportion to the percentage of share capital of the Holding Company represented by those shares. The Controlling Shareholders will not be entitled to vote or be consulted in shareholders’ meetings of the Holding Company, except in limited circumstances, including (i) amendments to the bylaws of the Holding Company that adversely affect their rights, (ii) any reduction of their equity interest in the Holding Company to less than 25%, (iii) a transfer of the Holding Company’s corporate seat outside of France, and (iv) the liquidation or dissolution of the Holding Company, all of which require their unanimous consent.

     The Controlling Shareholders are prohibited from transferring their shares of the Holding Company to a third party until April 12, 2015, subject to limited exceptions. The Company is prohibited from transferring its shares of the Holding Company to a third party until April 12, 2010, subject to limited exceptions.

     The Controlling Shareholders have granted to the Company call options, pursuant to which the Company can require the Controlling Shareholders to sell all (but not less than all) of their shares of the Holding Company to the Company, for a purchase price of €181.20 per share, net of any dividends or other distributions paid by the Holding Company to the Controlling Shareholders, plus interest equal to Euribor 3 months + 2.35%. The call options may be exercised during the 90-day period commencing April 12, 2010 or at any time when the Controlling Shareholders are in material breach of their obligations under the Holding Company Shareholders’ Agreement or the related pledge agreement and in certain other circumstances.

     The Company has granted to the Controlling Shareholders put options, pursuant to which the Controlling Shareholders can require the Company to purchase all (but not less than all) of their shares of the Holding Company for a consideration equal to the call option price described above, which may be increased by 5% in certain limited instances. The put options may be exercised during the 75-day period commencing April 27, 2010 or at any time when the Company is in material breach of its obligations under the Holding Company Shareholders’ Agreement or the related pledge agreement.

     The Holding Company Shareholders’ Agreement is subject to a condition precedent that all regulatory approvals in France and the United States be obtained prior to December 31, 2005, subject to certain limited exceptions.

     Roger Cleveland Shareholders’ Agreement

     As of the date hereof, Rossignol Skis Company, Inc. (“Rossignol Skis Company”), a Delaware corporation and a wholly-owned subsidiary of Skis Rossignol, owns 52.27% of Roger Cleveland, and Skis Rossignol owns 11.36% of Roger Cleveland with the remaining 36.37% stake held by the Sellers. In connection with the Acquisition Agreement, the Company, Skis Rossignol and Rossignol Skis Company (collectively, the “Quiksilver Associates”) and the Sellers entered into a shareholders’ agreement dated April 12, 2005 with respect to their respective shareholdings in Roger Cleveland (the “Roger Cleveland Shareholders’ Agreement”, and together with the Holding Company Shareholders’ Agreement, the “Agreements”).

     The Roger Cleveland Shareholders’ Agreement requires the Sellers to cause Roger Cleveland (i) to manage its business in the normal course consistent with past practice between the Signing Date and the Closing Date, and (ii) to refrain from taking a number of corporate acts during that time without the consent of the Company. The agreement also provides that Mr. Laurent Boix-Vives shall be appointed the chairman of the board of directors of Roger Cleveland effective on the Closing Date. The Sellers agree not to interfere in the management of Roger Cleveland, other than to exercise their rights as shareholders of Roger Cleveland and for Mr. Boix-Vives to perform his duties as chairman. The Quiksilver Associates are obligated to ensure that Roger Cleveland distributes to shareholders each year at least 20% of its distributable income earned in the prior fiscal year.

     The Sellers are prohibited from transferring their shares in Roger Cleveland to a third party between the Signing Date and October 12, 2009, and Rossignol Skis Company (or any other person designated by the Company) has a preemptive right to purchase any shares proposed to be transferred by the Sellers to a third party between October 12, 2009 and April 12, 2012, in each case subject to exceptions. The Quiksilver Associates are prohibited from transferring their shares in Roger Cleveland to a third party until October 12, 2009, and the Sellers have a preemptive right to purchase any shares proposed to be transferred by the Quiksilver Associates to a third party between October 12, 2009 and April 12, 2012, in each case subject to exceptions. In the event that the Quiksilver Associates propose to transfer control of Roger Cleveland to a third party between October 12, 2009 and April 12, 2012, the Sellers have the right to have their shares in Roger Cleveland included in such transfer upon the same terms.

     The Sellers have a put option, pursuant to which the Sellers can require the Quiksilver Associates to purchase all (but not less than all) of the shares they hold in Roger Cleveland between October 12, 2009 and April 12, 2012, or at any time when the Quiksilver Associates are in material breach of their obligations under the Roger Cleveland Shareholders’ Agreement or the related pledge agreement. The Quiksilver Associates have a call option, pursuant to which the Quiksilver Associates can require the Sellers to sell all (but not less than all) of their shares in Roger Cleveland to the Quiksilver Associates at any time after April 12, 2012, or at any time when the Sellers are in material breach of their obligations under the Roger Cleveland Shareholders’ Agreement and in certain other circumstances.

     The put and call option price will be paid exclusively in cash and will be determined by reference to a multiple of (i) the weighted average of Roger Cleveland’s profits before non-recurrent items in the three years preceding the exercise of the put or call option, as the case may be, applying a multiple of 1 for the most remote year, 2 for the second year and 3 for the most recent year before such exercise and (ii) the Company’s price earning ratio based on (a) the daily weighed average price of its common stock during a 60-day trading period on the New York Stock Exchange and (b) the Company’s net earnings per share before non-recurring items, on a non-diluted basis, for the fiscal year preceding the exercise of the put or call option, as the case may be, provided that such price earnings ratio may not be lower than 15 to one or higher than 17 to one.

     As security for the parties’ obligations under the put and call options, all of the shares of Roger Cleveland owned by the Sellers and part of the shares of Roger Cleveland owned by the Quiksilver Associates will be subject to pledge agreements.

     The Roger Cleveland Shareholders’ Agreement is subject to a condition precedent that all regulatory approvals in France and the United States be obtained prior to December 31, 2005, subject to certain limited exceptions.

     The foregoing descriptions of the agreements referred to therein and the transactions contemplated thereby do not purport to be complete and are qualified in their entirety by reference to such documents. An English translation of the Acquisition Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K, and each of the Agreements is included as an exhibit to the Acquisition Agreement, and each of these agreements is incorporated herein by reference.

     Revolving Facility

     On the Signing Date, the Company, and its wholly-owned subsidiary, Quiksilver Americas, Inc., as borrower, entered into a Credit Agreement with JPMorgan Chase Bank, N.A. (“JPMorgan”), as administrative agent, and other lenders to become parties thereto (the “Revolving Credit Agreement” or “Revolving Facility”). The Revolving Credit Agreement provides for a secured revolving line of credit of up to $250 million (with a Company option to expand the facility to $350 million on certain conditions), but limited to a borrowing base generally equal to the sum of 85% of the eligible accounts receivable plus 75% of the eligible inventory of certain of the Company’s U.S. subsidiaries. Upon completion of the acquisition of Skis Rossignol, certain U.S. subsidiaries of Skis Rossignol may also contribute to the borrowing base on substantially similar terms. The Revolving Facility also includes a $100 million sublimit for letters of credit.

     As of the Signing Date, approximately $75 million was outstanding under the Revolving Facility. Borrowings under the Revolving Facility are due and payable in full on or before April 12, 2010. The interest rate on borrowings under the Revolving Facility is determined, at the Company’s option, as either: (i) an adjusted London Inter-Bank Offer (LIBO) rate plus a spread of 1.125% to 1.875%; or (ii) the higher of the prime rate or the federal funds effective rate plus 0.5%. The applicable margin with respect to the LIBO Rate is based upon the Company’s fixed charge coverage ratio. Outstanding loans generally may be repaid in whole or in part at any time, without penalty, subject to certain limitations.

     The obligations of the Company and Quiksilver Americas, Inc. under the Revolving Credit Agreement are generally secured by (i) a security interest in the assets of certain of the Company’s U.S. subsidiaries (excluding intellectual property rights), and (ii) a pledge of 65% of the capital stock of the Company’s first-tier foreign subsidiary, QS Holdings, S.A.R.L.

     The Revolving Credit Agreement contains certain restrictive covenants usual for facilities and transactions of this type, including, among others, certain limitations on (i) incurrence of additional debt and guarantees of indebtedness, (ii) creation of liens, (iii) mergers, consolidations or sales of substantially all of the Company’s assets, (iv) sales or other dispositions of assets, (v) distributions or dividends and repurchases of the Company’s common stock, (vi) restricted payments, including without limitation, certain restricted investments, (vii) engaging in transactions with affiliates of the Company and (viii) sale and leaseback transactions.

     Overdue principal, and to the extent permitted by law, overdue interest, on borrowings under the Revolving Facility bear interest at the applicable rate plus 2%. The Revolving Credit Agreement also contains customary default provisions and provides that, upon the occurrence of an event of default relating to the bankruptcy or insolvency of the Company or one of its subsidiaries, the unpaid balance of the principal and accrued interest under the Revolving Facility and all other obligations of the Company under the loan documents will become immediately due and payable without any action of the lenders. Upon the occurrence of any other event of default (which would include a default under the Interim Credit Agreement), JPMorgan may, by written notice, declare the unpaid balance of the principal and accrued interest under the Revolving Facility and all other obligations under the loan documents immediately due and payable without any further action.

     The Revolving Credit Agreement is also subject to customary “change of control” provisions including, among other things, (a) the direct or indirect control by any person or group of more than 35% of the voting stock of the Company, (b) occupation of a majority of the seats (other than vacant seats) on the Board of Directors of the Company by persons who were neither nominated by the Board of Directors of the Company or appointed by directors so nominated, (c) the failure by the Company to own, directly or indirectly, beneficially or of record, 100% of the capital stock of Quiksilver Americas, Inc. and (d) a “change of control” under the Interim Credit Agreement described below.

     Some of the lenders, and certain of their affiliates, under the Revolving Facility perform various financial advisory, investment banking and commercial banking services for the Company and its subsidiaries (including Quiksilver Americas, Inc.), for which they receive usual and customary fees.

     The Revolving Credit Agreement is attached as Exhibit 10.2 to this Current Report on Form 8-K. The above description of the Revolving Credit Agreement is not complete and is qualified in its entirety by reference to the exhibit.

     Interim Facility

     In addition to the Revolving Credit Agreement, on the Signing Date the Company also entered into a Credit Agreement with JPMorgan, as administrative agent, and other lenders to become parties thereto (the “Interim Credit Agreement” or “Interim Facility”). Under the Interim Credit Agreement, the Company may borrow, subject to certain conditions, up to an aggregate of $350 million (the “Interim Loans”), including $73,700,000 in dollar-denominated loans and up to the euro-equivalent of $276,300,000 in euro-denominated loans. On the Signing Date, the Company borrowed approximately $140 million on the Interim Facility in connection with the initial cash payments under the Acquisition Agreement and the repayment of the Terminated Facility (as discussed in Item 1.02 below). Any amounts outstanding under the Interim Facility are due and payable in full on or before April 12, 2006 (the “Initial Maturity Date”); provided, however, if the Interim Loans have not been repaid on the Initial Maturity Date, the Interim Loans will convert to term loans (the “Term Loans,” and together with the Interim Loans, the “Loans”) maturing on April 12, 2012. Each lender will have the option on or after the Initial Maturity Date to receive exchange notes (the “Exchange Notes”) in exchange for its Term Loans. The Exchange Notes generally have the same terms as the Term Loans, except the Exchange Notes have registration rights and the Company may be subject to certain penalties if, among other things, the holders of the Exchange Notes are not able to transfer their notes.

     The interest rate on the Interim Loans will be equal to an adjusted LIBO rate plus a spread of 4.25%; provided, however, during the three month period beginning on the third month anniversary of the Signing Date and during each three-month period thereafter the interest rate shall increase by 0.5% until the Initial Maturity Date. The interest rate on the Term Loans will be equal to the higher of (i) the interest rate on the Interim Loans immediately prior to the Initial Maturity Date plus 0.5% and (ii) the treasury rate on the Initial Maturity Date plus 5.0%. Notwithstanding the foregoing, the interest rate on the Loans shall not exceed 10.5% per annum but shall not be less than (i) 7.25% for Interim Loans and (ii) 9.25% for Term Loans. The obligations of the Company under the Interim Credit Agreement are unsecured, but are guaranteed by certain U.S. subsidiaries of the Company.

     The Interim Credit Agreement contains certain restrictive covenants usual for facilities and transactions of this type, including, among others, certain limitations on (i) incurrence of additional debt and guarantees of indebtedness, (ii) distributions or dividends and repurchases of the Company’s common stock, (iii) restricted payments, including without limitation, certain restricted investments, (iv) entering into agreements that restrict dividends from the Company’s subsidiaries, (v) sales or other dispositions of assets, including capital stock of the Company’s subsidiaries, (vi) creation of liens, (vii) engaging in transactions with affiliates of the Company, (viii) mergers, consolidations or sales of substantially all of the Company’s assets, (ix) sale and leaseback transactions and (x) entering into new lines of businesses.

     Overdue principal, and to the extent permitted by law, overdue interest, on borrowings under the Interim Facility will bear interest at the applicable rate plus 2%. The Interim Credit Agreement also contains customary default provisions and provides that, upon the occurrence of an event of default relating to the bankruptcy or insolvency of the Company or its subsidiaries, the unpaid balance of the principal and accrued interest under the Interim Facility and all other obligations under the loan documents will become immediately due and payable without any action of the lenders. Upon the occurrence of any other event of default (which would include a default under the Revolving Credit Agreement), JPMorgan may, by written notice, declare the unpaid balance of the principal and accrued interest under the Interim Facility and all other obligations under the loan documents immediately due and payable without any further action.

     The Company may prepay the Interim Loans in whole or in part at any time without premium or penalty, subject to certain conditions. The Company is required to prepay the Interim Loans with the proceeds of, among other things, (a) certain types of indebtedness, (b) the issuance of capital stock of the Company or its subsidiaries and (c) the sale of certain assets.

     The Interim Credit Agreement is also subject to customary “change of control” provisions including, among other things, (a) the sale of all or substantially all of the Company’s assets, (b) the liquidation or dissolution of the Company, (c) the direct or indirect control by any person or group of more than 35% of the voting stock of the Company and (d) a “change of control” under the Revolving Credit Agreement. Upon a change of control, the holders of the Interim Loans will have the right to require that the Company purchase the Interim Loans at a purchase price in cash equal to 101% of the principal amount thereof plus accrued and unpaid interest thereon.

     Some of the lenders, and certain of their affiliates, under the Interim Facility perform various financial advisory, investment banking and commercial banking services for the Company and its subsidiaries (including Quiksilver Americas, Inc.), for which they receive usual and customary fees.

     The Interim Credit Agreement is attached as Exhibit 10.3 to this Current Report on Form 8-K. The above description of the Interim Credit Agreement is not complete and is qualified in its entirety by reference to the exhibit.

Item 1.02 Termination of a Material Definitive Agreement

     On April 12, 2005, the Company terminated the Credit Agreement, dated as of June 27, 2003, among the Company, certain of its subsidiaries, JPMorgan, as administrative agent, Union Bank of California, N.A., as syndication agent and joint lead arranger, Fleet National Bank and Bank of America, N.A., as syndication agents, U.S. Bank National Association, as documentation agent, and J.P. Morgan Securities, Inc., as sole bookrunner and joint lead arranger (the “Terminated Facility”). This Credit Agreement provided for a $200 million revolving line of credit secured by the Company’s U.S. assets, other than trademarks and other intellectual property, and included a $75 million sublimit for letters of credit. The interest rate on borrowings was determined, at the Company’s option, as either: (i) an adjusted LIBO rate plus a spread of 1.125% to 1.5% or (ii) the higher of the prime rate, the three months certificate of deposit rate plus 1% or the federal funds effective rate plus 0.5%. The margins over the LIBO rates were based upon the Company’s leverage ratio.

     Some of the lenders, and certain of their affiliates, under the Terminated Facility perform various financial advisory, investment banking and commercial banking services for the Company and its subsidiaries (including Quiksilver Americas, Inc.), for which they receive usual and customary fees.

     Simultaneous with the termination of this Credit Agreement, the Company entered into the credit agreements described in Item 1.01 of this Current Report on Form 8-K.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

     The information provided in Item 1.01 of this Current Report on Form 8-K is hereby incorporated into this Item 2.03 by reference.

Item 3.02 Unregistered Sales of Equity Securities

     As disclosed under Item 1.01 above, on April 12, 2005, the Company and the Sellers entered into the Acquisition Agreement pursuant to which the Company agreed to issue approximately 1,075,000 shares of its common stock to the Sellers. The issuance of this stock by the Company will be made in a transaction not involving any public offering pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933 (the “Securities Act”), and pursuant to Regulation S under the Securities Act.

     The issuance of the shares of the Company’s common stock pursuant to Section 4(2) of the Securities Act qualified for that exemption because the issuance of the shares by the Company did not involve a public offering. The offering was not a “public offering” as defined in Section 4(2) due to the insubstantial number of persons involved in the transaction, the size of the offering, and the manner of the offering. In addition, the Controlling Shareholders had the necessary investment intent as required by Section 4(2) since they are restricted from selling those shares for a period of three years from the date of issuance. This restriction ensures that these shares would not be immediately redistributed into the market and therefore not be part of a “public offering.” Based on the above factors, this transaction meets the requirements to qualify for exemption under Section 4(2) of the Securities Act.

Item 5.02. Departure of Directors or Principal Officers; Election of Officers; Appointment of Principal Officers.

     On April 13, 2005, Robert G. Kirby, a director of the Company, passed away.

Item 9.01 Financial Statements and Exhibits

     (c) Exhibits

The following exhibits are being furnished herewith:

Exhibit No.	Exhibit Title or Description
10.1	English Translation of the Acquisition Agreement, dated April 12, 2005, between the Company and Mr. Laurent Boix-Vives, Ms. Jeannine Boix-Vives, Ms. Christine Simon, Ms. Sylvie Bernard and SDI Société de Services et Développement

10.2	Credit Agreement, dated as of April 12, 2005, by and among the Company, Quiksilver Americas, Inc., the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger

10.3	Credit Agreement, dated as of April 12, 2005, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 18, 2005	Quiksilver, Inc. (Registrant)
	By:	/s/ Steven L. Brink
Steven L. Brink
Chief Financial Officer and Treasurer

INDEX TO EXHIBITS

Exhibit No.	Exhibit Title or Description
10.1	English Translation of the Acquisition Agreement, dated April 12, 2005, between the Company and Mr. Laurent Boix-Vives, Ms. Jeannine Boix-Vives, Ms. Christine Simon, Ms. Sylvie Bernard and SDI Société de Services et Développement

10.2	Credit Agreement, dated as of April 12, 2005, by and among the Company, Quiksilver Americas, Inc., the Lenders named therein, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger

10.3	Credit Agreement, dated as of April 12, 2005, by and among the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, and J.P. Morgan Securities, Inc., as Sole Bookrunner and Sole Lead Arranger